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                                                                 EXHIBIT 1(c)-3
                           THE SIERRA VARIABLE TRUST

                               Establishment and
                       Designation of Series of Shares of
                       Beneficial Interest (no par value)



                 Pursuant to Section 3.1 of the Declaration of Trust (the "Declaration of Trust") of The Sierra Variable Trust (the "Trust"), the Trustees of the Trust hereby establish and designate five additional series of Shares (as defined in the Declaration of Trust) (each series, a "Fund") to have the following special and relative rights:

                 1.       The Funds shall be designated as follows:

                                  Capital Growth Portfolio
                                  Growth Portfolio
                                  Balanced Portfolio
                                  Value Portfolio
                                  Income Portfolio

                 2. Each of the Funds shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of each of the Funds, respectively. Each Share of a Fund shall be redeemable, shall be entitled to one vote (or a fraction thereof in respect of a fractional share) on matters on which Shares of such Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Section 3.1 of the Declaration of Trust. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

                 3. Shareholders of a Fund shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to such Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and the Declaration of Trust.

                 4. The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 3.1 of the Declaration of Trust.

                 5. Subject to the provisions of Section 3.1 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from



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time to time to change the designation of any one or more of the Funds now or hereafter created, or to otherwise change the special and relative rights of any one or more of the Funds.

                 IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 23rd day of January, 1997.




/s/ David E. Anderson                       /s/ Arthur H. Bernstein
-----------------------------               -----------------------------
David E. Anderson                           Arthur H. Bernstein, Esq.




/s/ F. Brian Cerini                         /s/ Edmond R. Davis
-----------------------------               -----------------------------
F. Brian Cerini                             Edmond R. Davis, Esq.




/s/ John W. English                         /s/ Alfred E. Osborne
-----------------------------               -----------------------------
John W. English                             Alfred E. Osborne, Jr., Ph.D.